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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


================================================================================
1. Name and Address of Reporting Person*

--------------------------------------------------------------------------------
   (Last, First, Middle)

   Vantico Holding S.A., the designated filer
--------------------------------------------------------------------------------
   (Street)

   58, Rue Charles Martel
--------------------------------------------------------------------------------
   (City, State  Zip)

   L-2134, Luxembourg
================================================================================
2. Date of Event Requiring Statement (Month/Day/Year)

   December 22, 2000
================================================================================
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

   N/A
================================================================================
4. Issuer Name and Ticker or Trading Symbol

   3D Systems Corporation; NASD:  TDSC

================================================================================
5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)


      --------------------------------------------------------------------

================================================================================
6. If Amendment, Date of Original (Month/Day/Year)


================================================================================
7. Individual or Joint/Group Filing  (Check applicable line)

   [   ] Form Filed by One Reporting Person

   [ X ] Form Filed by More than One Reporting Person

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v)

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
------------------------------------------------------------------------------------------------------------------------------------
(1) Common Stock                          1,725,366 shares              I                 The shares are held directly by Vantico
                                                                                          International S.A. Vantico International
                                                                                          S.A. is an indirect subsidiary of the
                                                                                          ultimate parent corporation, Vantico
                                                                                          Holding S.A.
====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          ================================================================================
                                        Table II -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------

                                                              3. Title and Amount of Securities
                                                                 Underlying Derivative Security
                                   2. Date Exercisable           (Instr. 4)
                                      and Expiration Date     ---------------------------------
                                      (Month/Day/Year)                                    Amount
                                   ----------------------                                 or
                                   Date       Expira-                                     Number
1. Title of Derivative             Exer-      tion                                        of
   Security (Instr. 4)             cisable    Date            Title                       Shares
-------------------------          -------------------------------------------------------------------------------
(1) None
------------------------------------------------------------------------------------------------------------------

                          --------------------------------------------------------------------------------
                                        Table II (cont.) -- Derivative Securities Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible securities)
                          --------------------------------------------------------------------------------
                                                             5. Owner-
                                                                ship
                                                                Form of
                                                                Derivative
                                         4. Conver-             Security:
                                            sion or             Direct           6. Nature of
                                            Exercise            (D) or              Indirect
                                            Price of            Indirect            Beneficial
1. Title of Derivative                      Derivative          (I)                 Ownership
   Security (Instr. 4)                      Security            (Instr.5)          (Instr. 5)
--------------------------------------------------------------------------------------------------------
(1) None
========================================================================================================

Explanation of Responses:

     This Form 3 is filed jointly by Vantico Holding S.A., and Vantico International S.A. The shares of common stock reported herein are held directly by Vantico International S.A. Vantico International S.A. is a wholly owned subsidiary of Vantico Group S.A. and an indirect subsidiary of the ultimate parent corporation, Vantico Holding S.A.

Dated:  December 22, 2000


VANTICO HOLDING SA


By:/s/ Edward Wilson
   -------------------------------
   Name:  Edward Wilson
   Title: Chief Executive Officer


By:/s/ K.J. Greatbatch
   -------------------------------
   Name:  K.J. Greatbatch
   Title: Chief Financial Officer



     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

       Alternatively, this form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                             Joint Filer Information



Name:                                        Vantico Group S.A.
Address:                                     58, Rue Charles Martel, L-2134,
                                             Luxembourg
Designated Filer:                            Vantico Holding S.A.
Issuer and Trading Symbol:                   3D Systems Corporation;
                                             NASD:  TDSC
Date of Event Requiring Statement:           December 22, 2000

Signature:  Dated: December 22, 2000         VANTICO GROUP S.A.


                                             By:/s/ Edward Wilson
                                                --------------------------------
                                                Name:  Edward Wilson
                                                Title: Chief Executive Officer


                                             By:/s/ K.J. Greatbatch
                                                --------------------------------
                                                Name:  K.J. Greatbatch
                                                Title: Chief Financial Officer



Name:                                        Vantico International S.A.
Address:                                     58, Rue Charles Martel,
                                             L-2134, Luxembourg
Designated Filer:                            Vantico Holding S.A.
Issuer and Trading Symbol:                   3D Systems Corporation;
                                             NASD:  TDSC
Date of Event Requiring Statement:           December 22, 2000


Signature:  Dated December 22, 2000          VANTICO INTERNATIONAL S.A.


                                             By:/s/ Edward Wilson
                                                --------------------------------
                                                Name:  Edward Wilson
                                                Title: Chief Executive Officer


                                             By:/s/ K.J. Greatbatch
                                                Name:  K.J. Greatbatch
                                                --------------------------------
                                                Title: Chief Financial Officer